Exhibit 21.1

The information below is presented as of December 31, 2005.

Except as specifically indicated below, Morningstar, Inc. holds, directly or indirectly, a 100% interest in each entity listed below. Some inactive subsidiaries have been omitted.

Subsidiaries of the Registrant Subsidiary	Jurisdiction of Formation
Morningstar Associates, LLC	Delaware
Morningstar Investment Services, Inc.	Delaware
mPower Advisors, LLC	Delaware
mPower.com, Inc.	Delaware
Morningstar Research Pty Limited (Morningstar Australia)	Australia
Morningstar Canada Group, Inc.	Canada
Morningstar Research, Inc.	Canada
Morningstar Asia, Ltd.	China
Morningstar Research (Shenzhen) Ltd.	China
Morningstar Danmark A/S (1)	Denmark
SAS Morningstar France (2)	France
Morningstar Deutschland GmbH (3)	Germany
Morningstar Italy, S.R.L. (2)	Italy
Morningstar Japan, K.K. (4)	Japan
Morningstar Korea, Ltd. (5)	Korea
Morningstar Research Limited (Morningstar New Zealand)(6)	New Zealand
Morningstar Norge AS (2)	Norway
Morningstar Europe, N.V. (7)	The Netherlands
Morningstar Holland, B.V. (2)	The Netherlands
Morningstar Portugal Unipessoal LDA (2)	Portugal
Morningstar Network, S.L. (3)	Spain
Morningstar Europe, A.B. (2)	Sweden
Morningstar Sweden (Fondstar) AB (1)	Sweden
Morningstar Europe, Ltd. (2)	United Kingdom
Morningstar U.K., Ltd. (2)	United Kingdom

(1) Morningstar Europe, N.V. owns approximately 25%.

(2) Morningstar Europe, N.V. owns 100%.

(3) Morningstar Holland, B.V. owns 100%.

(4) Morningstar, Inc. owns approximately 35%.

(5) Morningstar, Inc. owns 40%.

(6) Morningstar Research Pty Limited owns 100%

(7) Morningstar, Inc. owns approximately 98%.